UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): June 18, 2007
The Finish Line, Inc.
(Exact name of registrant as specified in its charter)

Indiana	0-20184	35-1537210
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3308 North Mitthoeffer Road Indianapolis, Indiana (Address of principal executive offices)	46235 (Zip Code)
Registrant’s telephone number, including area code: (317) 899-1022
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
     On June 17, 2007, The Finish Line, Inc., an Indiana corporation (“Finish Line”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Genesco Inc., a Tennessee corporation (“Genesco”), and Headwind, Inc., a Tennessee corporation and a wholly-owned subsidiary of Finish Line, as described on the Form 8-K and the exhibits thereto filed by Finish Line with the Securities and Exchange Commission (the “Commission”) on June 18, 2007.
     On June 18, 2007, Finish Line held a webcast conference call and presentation (the “Conference Call”) to discuss the Merger Agreement and the transactions contemplated thereby. Certain executive officers of each of Finish Line and Genesco, as well as a number of financial analysts, participated on the Conference Call, which was made available to the public. During the Conference Call, participants reviewed and discussed a slide show presentation (the “Slide Show Presentation”) that was made available through the webcast of the Conference Call. A transcript of the Conference Call is furnished as Exhibit 99.1 hereto, and a copy of the Slide Show Presentation is furnished as Exhibit 99.2 hereto.
     Forward-Looking Statements
     Certain statements contained in this Current Report on Form 8-K regard matters that are not historical facts and are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Act of 1934, as amended. Because such forward-looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Genesco and others following announcement of the proposal or the Merger Agreement; (3) the inability to complete the Merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the completion of the Merger, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act 1976, as amended, and the receipt of other required regulatory approvals; (4) the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the Merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger; (6) the ability to recognize the benefits of the Merger; (7) the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of certain financings that will be obtained for the Merger; and (8) the impact of the substantial indebtedness incurred to finance the consummation of the Merger. The businesses of Finish Line and Genesco are also subject to a number of risks generally such as: (1) changing consumer preferences; (2) the companies’ inability to successfully market their footwear, apparel, accessories and other merchandise; (3) price, product and other competition from other retailers (including internet and direct manufacturer sales); (4) the unavailability of products; (5) the inability to locate and obtain favorable lease terms for the companies’ stores; (6) the loss of key employees; (7) general economic conditions and adverse factors impacting the retail athletic industry;

(8) management of growth; and (9) other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of, and elsewhere in, the SEC filings of Finish Line and Genesco, copies of which may be obtained by contacting the investor relations departments of each company via their websites www.finishline.com and www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this Current Report on Form 8-K are beyond Finish Line’s and Genesco’s ability to control or predict. Finish Line undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
     Important Additional Information will be Filed with the SEC:
     Finish Line may commence a tender offer for the approximately 60,000 outstanding shares of Genesco’s employees’ subordinated convertible preferred stock, which are convertible into 60,000 shares of common stock but are currently not redeemable (the “Employee Preferred Stock”), at $54.50 per share, subject to certain conditions (the “Tender Offer”). The Tender Offer has not been commenced and may not be commenced. This Current Report on Form 8-K is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy the Employee Preferred Stock of Genesco will be made solely by an offer to purchase and related letter of transmittal to be disseminated to the holders of the Employee Preferred Stock upon the commencement of the Tender Offer. Holders of the Employee Preferred Stock are advised to read the Offer to Purchase on Schedule TO that Finish Line intends to file with the Commission in the event the Tender Offer is conducted and the solicitation/recommendation of the Board of Directors of Genesco on Schedule 14D-9 that Genesco intends to file in the event the Tender Offer is conducted, when they are available, because they will contain important information. The Offer to Purchase, the Solicitation/Recommendation Statement and any other relevant documents filed with the SEC will be made available to holders of the Employee Preferred Stock at no expense to them. These documents will also be available without charge at the Commission’s website at www.sec.gov.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits:
Exhibit 99.1 Transcript of Conference Call dated June 18, 2007
Exhibit 99.2 Slide Show Presentation dated June 18, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

The Finish Line, Inc.
	By:	/s/ Kevin S. Wampler
Kevin S. Wampler
Dated: June 19, 2007		Executive Vice President, CFO and Assistant Secretary

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